UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 21, 2011
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 21, 2011, Laboratory Corporation of America® Holdings (LabCorp) (NYSE: LH) (the “Company”) announced that it has entered into a new senior unsecured credit facility totaling $1.0 billion.  Bank of America, N.A., will act as swing line lender and letter of credit issuer and as administrative agent for a group of financial institutions providing the facility.  The new facility consists of a five-year revolving facility in the principal amount of $1.0 billion, with the ability to increase the facility by an additional $250 million if certain conditions are met.  A letter of credit subfacility of $125 million is also provided.  The new facility is permitted to be used for general corporate purposes, including working capital, capital expenditures, acquisitions, funding of share repurchases, dividends and other distributions, and repayment of all amounts outstanding under the Company’s prior revolving and term loan facility entered into on October 26, 2007, for which Credit Suisse served as administrative agent for a group of financial institutions.  On December 21, 2011 the Company borrowed $560 million under the new facility and existing letters of credit totaling approximately $37.4 million were continued under the facility.  The Company’s prior credit facility was terminated upon the closing of the new facility.

The terms of the new facility are substantially similar to the Company’s  prior credit facility and include a customary financial covenant requiring the Company to maintain a leverage ratio of no more than 3.0 to 1.0 as well as a negative covenant limiting subsidiary indebtedness and certain other covenants typical for investment grade-rated borrowers.

The facility and letter of credit fees, and the interest rates on borrowings, under the new facility are based on the Company’s senior credit ratings as determined by Standard & Poor’s and Moody’s, which are currently BBB+ and Baa2, respectively.

Item 1.02	Termination of a Material Definitive Agreement

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release dated December 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

December 21, 2011